Exhibit 99.1

Callon Petroleum Company Announces Retirement of Vice President

Natchez, MS (March 19, 2013) - Callon Petroleum Company (NYSE: CPE) today announced the planned retirement of Vince Borrello, Vice President and General Manager, Permian Basin Operations. His retirement from the Company will become effective on April 15, 2013. Gary Newberry, Senior Vice President, Operations, will be assuming the responsibilities of Mr. Borrello following his departure, with Jimmy Baggett, Operations Manager, reporting directly to Mr. Newberry.

Fred Callon, Chairman and CEO, commented, “Vince has been an important part of establishing Callon's presence in the Permian Basin and building a team for the future. We would like to thank Vince for his contributions to the company and are pleased that he will be able to spend more time with his family as he transitions to Fort Worth.”

Mr. Borrello joined the Company on April 1, 2011. Prior to that time he served in executive management positions at Lothian Oil, Inc and Celero Energy, LLC where he was also a founding partner. Previously, he held various engineering management positions with Texas Oil & Gas and Marathon Oil Company. He retired from Marathon Oil in 2000. Mr. Borrello graduated from Louisiana State University in 1974 with a B.S. degree in Petroleum Engineering.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Texas, Louisiana and the offshore waters of the Gulf of Mexico.

This news release is posted on the company's website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the top of the homepage.

For further information contact
Rodger W. Smith, 1-800-451-1294